Exhibit 21

Equity LifeStyle Properties, Inc.
Subsidiaries of Registrant

State of Incorporated or Organization
MHC Operating Limited Partnership	Illinois
MHC TT, Inc.	Delaware
Reality Systems, Inc.	Delaware